UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2013

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John D. Lewis a director and non-executive chairman effective February 12, 2013

Flagstar Bancorp, Inc. (the “Company”) announced on October 1, 2012 that John D. Lewis had been appointed a director and the non-executive chairman of the Company, subject to the receipt of non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). On February 12, 2013, the Company received non-objection from the Federal Reserve to Mr. Lewis serving as a director and the non-executive chairman of the Company. Mr. Lewis became a director and the non-executive chairman of the Company effective February 12, 2013. For information regarding Mr. Lewis’s professional experience, refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2012.

Mr. Lewis became a director of Flagstar Bank, FSB (the “Bank”), a wholly owned subsidiary of the Company, effective as of December 21, 2012, and since that date has been serving as chairman of the Bank’s Compliance Committee (formerly known as the Regulatory Oversight Committee). Upon Mr. Lewis becoming a director of the Company, he also became chairman of the Company’s Compliance Committee.

Upon Mr. Lewis becoming the non-executive chairman of the Board of Directors of the Company, David L. Treadwell ceased to serve as the lead non-management director of the Company and the Bank and as a member of the Company and the Bank’s Compliance Committee. Mr. Treadwell continues to serve as a director of the Company and the Bank.

The Company and the Bank have agreed to pay Mr. Lewis as follows for his services as non-executive Chairman and Chairman of the Compliance Committees:

(1)	Cash compensation of $25,000 per month payable in arrears, and

(2)	A monthly grant of unrestricted shares of Company common stock having an aggregate market value on the grant date of $25,000.

Peter Schoels a director effective February 14, 2013

At the Company’s 2012 annual meeting of shareholders held on September 24, 2012, the shareholders elected Peter Schoels a director of the Company, subject to the receipt of non-objection from the Federal Reserve. On February 14, 2013, the Company received non-objection from the Federal Reserve to Mr. Schoels serving as a director of the Company. Mr. Schoels became a director of the Company effective February 14, 2013. For information regarding Mr. Schoels’s professional experience, refer to the Company’s Current Reports on Form 8-K filed with the SEC on July 13, 2012 and September 27, 2012.

Mr. Schoels became a director of the Bank effective as of October 5, 2012, and since that date has been serving as a member of the Bank’s Compliance Committee. Upon Mr. Schoels becoming a director of the Company, he also became a member of the Company’s Compliance Committee.

Mr. Schoels has waived the receipt of compensation for serving on the Boards of Directors of the Company and the Bank and their respective committees.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2012, Mr. Schoels was designated by MP Thrift Investments L.P. (“MP Thrift”) to fill the vacancies created by the resignation from the Boards of Directors of the Company and the Bank of Mark R. Patterson, Chairman of MatlinPatterson Global Advisers LLC (“MP Global Advisers”). Mr. Patterson’s resignation was effective July 9, 2012. MP Thrift, the Company’s majority stockholder and an entity under common control along with MP Global Advisers, is entitled under Section 4.1(c) of its December 17, 2008 Investment Agreement with the Company to designate a director to fill the vacancy created by Mr. Patterson’s resignation. The Investment Agreement entitles MP Thrift to designate such number of directors to serve on the Board of Directors of the Company in proportion to the total voting power of voting stock beneficially owned by MP Thrift, for so long as MP Thrift owns at least 10 percent of the total voting power of the Company. MP Thrift beneficially owns approximately 64 percent of the Company’s common stock. The Company’s Board of Directors now includes three directors designated by MP Thrift: Gregory Eng, David J. Matlin and Peter Schoels.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Date: February 19, 2013                By: /s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and
Chief Financial Officer